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                                                                    EXHIBIT 3.2

                         CERTIFICATE OF AMENDMENT OF THE
                    RESTATED CERTIFICATE OF INCORPORATION OF
                               HEXCEL CORPORATION

                          ----------------------------
                             Pursuant to Section 242
                         of the General Corporation Law
                            of the State of Delaware

                          ----------------------------

Hexcel Corporation, a Delaware Corporation (the "Corporation"), does hereby certify as follows:

FIRST: Article 4 of the Corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

     4.   CAPITALIZATION.

     The total number of shares which the Corporation is authorized to issue is 220,000,000, consisting of 20,000,000 shares of Preferred Stock, without par value (hereinafter in this Certificate of Incorporation called the "Preferred Stock"), and 200,000,000 shares of Common Stock with a par value of $0.01 per share (hereinafter in this Certificate called the "Common Stock").

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.


IN WITNESS WHEREOF, Hexcel Corporation has caused this Certificate to be duly executed in its corporate name this 19th day of March, 2003.

                                              HEXCEL CORPORATION


                                              By:    /s/ David E. Berges
                                                     ----------------------
                                              Name:  David E. Berges
                                              Title: Chairman, Chief Executive
                                                       Officer and President